Exhibit 99.1	NEWS RELEASE

The Progressive Corporation	Investor Contact:
6300 Wilson Mills Road	Julia Hornack
Mayfield Village, Ohio 44143	(440) 395-2164
http://www.progressive.com

Progressive Completes ARX Acquisition

MAYFIELD VILLAGE, OHIO - April 1, 2015 -- The Progressive Corporation (NYSE: PGR) today announced the successful completion of the previously announced acquisition of a controlling interest in ARX Holding Corp., the parent company of American Strategic Insurance Corp. (“ASI”), one of the twenty largest homeowners insurance carriers in the United States.

About Progressive
The Progressive Group of Insurance Companies makes it easy to understand, buy and use auto insurance. Progressive offers choices so consumers can reach it whenever, wherever and however it's most convenient-online at progressive.com, by phone at 1-800-PROGRESSIVE, on a mobile device or in-person with a local agent.

Progressive offers insurance for personal and commercial autos and trucks, motorcycles, boats and recreational vehicles, as well as home insurance through select carriers, including its majority-owned subsidiary, American Strategic Insurance (ASI).

Progressive is the fourth largest auto insurer in the country, the largest seller of motorcycle insurance, a leader in commercial auto insurance, and through ASI, one of the top 20 homeowners carriers. Progressive also offers car insurance online in Australia at http://www.progressiveonline.com.au.

Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price®, Snapshot® and Service Centers.

The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE:PGR.